EXHIBIT 99.2
CONTACTS:
Solexa, Inc.
John West, CEO
John.West@solexa.com
Linda Rubinstein, Vice President and CFO
lrubinstein@solexa.com
510/670-9300

European Media Contact:	Lippert/Heilshorn & Associates
Northbank Communications	Investor Contacts:
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0) 20 7886 8152	Mariann Ohanesian (mohanesian@lhai.com)
s.charles@northbankcommunications.com	310/691-7100
U.S. Media Contact:
Chenoa Taitt (ctaitt@lhai.com)
212/838-3777
For Immediate Release
SOLEXA ANNOUNCES AGREEMENT FOR $65 MILLION PRIVATE PLACEMENT
HAYWARD, Calif. and Cambridge, UK (November 21, 2005) — Solexa, Inc. (Nasdaq: SLXA) today announced that it has entered into a definitive agreement with a group of institutional investors to raise approximately $65 million from the private sale of common stock and warrants for the purchase of common stock. This financing will result in net proceeds to Solexa of approximately $61 million after deduction of offering expenses.
Under the terms of the financing, Solexa will sell 10.0 million shares of common stock at $6.50 per share and will issue warrants to purchase approximately 3.5 million shares of common stock at an exercise price of $7.50 per share. Approximately 3.9 million shares of common stock and approximately 1.3 million warrants will be issued in a closing expected on or about November 22, 2005, and the balance of approximately 6.1 million shares of common stock and warrants to purchase approximately 2.2 million shares of common stock will be issued on the same terms in a second closing subject to stockholder approval.
This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein. These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Solexa has agreed to file a registration statement with respect to the shares within the earlier of ten days following the second closing of the financing or 80 days following the first closing. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.
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